Exhibit 99.1

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I. Purpose

The purpose of the Audit Committee of CompuCredit Holdings Corporation (the “Company”) shall be to assist the Board of Directors (the “Board”) in its oversight of:

•	the effectiveness of the Company’s accounting, auditing, and financial reporting processes;

•	the integrity of the Company’s financial statements;

•
the effectiveness of the Company’s internal controls, policies and procedures for managing and assessing risk and promoting compliance with accounting standards and applicable legal and regulatory requirements; and

•	the appointment, compensation and evaluation of the qualifications and independence, of the Company’s independent registered public accounting firm.

II. Structure and Operations

 Composition and Qualifications

The Audit Committee shall be comprised of at least three directors designated by the Board, each of whom shall meet the independence and qualification requirements of The Nasdaq Stock Market, Inc.; Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”); the rules and regulations of the Securities and Exchange Commission (the “SEC”); and any other required laws, rules and regulations regarding independence and expertise as in effect from time to time.  The Audit Committee shall also determine and disclose, in accordance with applicable regulatory requirements, whether any member of the Audit Committee is a “financial expert” as defined by the SEC.  No member of the Audit Committee shall serve on more than three public company audit committees.

 Appointment and Removal

The members of the Audit Committee shall be designated by the Board annually and each member shall serve until such member’s successor is duly designated or until such member’s earlier resignation or removal.  Any member of the Audit Committee may be removed, with or without cause, by a majority vote of the Board.

Unless a Chairperson is designated by the full Board, the members of the Audit Committee shall designate a Chairperson by majority vote of the full Audit Committee membership.  The Chairperson will chair all sessions of the Audit Committee and set the agenda for Audit Committee meetings.

 Delegation to Subcommittees

In fulfilling its responsibilities, the Audit Committee may delegate responsibilities to a subcommittee consisting of one or more members of the Audit Committee.

III. Meetings

The Audit Committee shall ordinarily meet at least four times annually, or more frequently as circumstances dictate.  Any member of the Audit Committee may call meetings of the Audit Committee.  The Audit Committee shall meet separately on a periodic basis with the Chief Financial Officer, the Director of Internal Audit and the Company’s independent registered public accounting firm to discuss any matters that should be discussed privately.

Any director of the Company who is not a member of the Audit Committee may attend meetings of the Audit Committee; provided, however, that any director who is not a member of the Audit Committee may not vote on any matter coming before the Audit Committee for a vote.  The Audit Committee also may invite to its meetings any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities.  The Audit Committee may meet in executive session, as the Audit Committee deems necessary or appropriate.

IV. Responsibilities and Duties

The following functions shall be common recurring activities of the Audit Committee in carrying out its purpose as set forth in Section I of this Charter.  These functions should serve as a guide with the understanding that the Audit Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions.  The Audit Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purpose of the Audit Committee outlined in Section I of this Charter.

The Audit Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern within the purpose of the Audit Committee that the Audit Committee deems appropriate or necessary.  The Audit Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties, and the Company shall provide for appropriate funding, as determined by the Audit Committee, for the payment of (a) compensation to the independent registered public accounting firm(s) engaged for the purpose of preparing or issuing the audit report or performing other audit, review or attest services, or other permitted services for the Company, (b) compensation to any independent advisors employed by the Audit Committee and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

To fulfill its responsibilities and duties, the Audit Committee shall:

 Financial Statements and Financial Reporting Process

(1)
Review and discuss with management and the independent registered public accounting firm the Company’s annual audited financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

(2)
Review and discuss with management and the independent registered public accounting firm the Company’s quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(3)
Discuss the Company’s earnings press releases, including the use of “pro forma” or non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies.  Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

(4)
Review with the independent registered public accounting firm (a) all significant accounting policies and practices to be used; (b) the quality of the Company’s accounting principles and underlying estimates in its consolidated financial statements; (c) all alternative treatments of financial information under GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm; and (d) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

(5)
Review with management and the independent registered public accounting firm: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material deficiencies; (b) analyses prepared by management and the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements and the impact of alternative GAAP methods that could have been used; and (c) the effect of regulatory and significant accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

 Disclosure and Financial Controls

(1)
Review and discuss with management and the independent registered public accounting firm the Company’s required internal controls report and, if required by SEC rules, the independent registered public accounting firm’s attestation of the report, any special steps adopted in light of material weaknesses in internal controls and the adequacy of disclosures about changes in internal control over financial reporting prior to the filing of the Company’s Form 10-K.

(2)
Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

(3)
Review and discuss with management and the independent registered public accounting firm the Company’s disclosure controls and procedures that are designed to ensure that the reports the Company files with the SEC comply with the SEC’s rules.

 The Independent Registered Public Accounting Firm

(1)
Have the sole responsibility for the appointment (subject, at the discretion of the Board, to shareholder ratification), compensation, retention and oversight of the work of the independent registered public accounting firm.  The Audit Committee shall review the performance of the independent registered public accounting firm periodically and make determinations regarding the appointment or termination of the independent registered public accounting firm.  The independent registered public accounting firm shall report directly to the Audit Committee.

(2)	Oversee the independence of the independent registered public accounting firm by:

•
Reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm has with the Company.  In this regard, the Audit Committee shall review on an annual basis the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) delineating all relationships between the independent registered public accounting firm and the Company and reviewing and discussing with the independent registered public accounting firm, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.

•
Pre-approving all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to and in accordance with Section 10A(i)(1)(B) of the Exchange Act; the applicable requirements of the PCAOB, including PCAOB Rules 3524 and 3525; and the Audit Committee’s pre-approval policy, as it may be amended from time to time.

•	Developing clear hiring policies for employees or former employees of the independent registered public accounting firm.

(3)
Discuss with the independent registered public accounting firm the matters required to be discussed by applicable audit standards adopted by the PCAOB or other authorities with jurisdiction over the Company and its independent registered public accounting firm, including Auditing Standard No. 16, “Communication with Audit Committees,” as such standards may be adopted and amended from time to time.  Discuss with the independent registered public accounting firm any other topics as required by the SEC or the PCAOB.

 Ethical Compliance, Risk Oversight and Other Matters

(1)
Monitor and oversee the Company’s code of business conduct and ethics and obtain regular updates from the Office of General Counsel regarding any legal or regulatory matter that could have a significant impact on the financial statements.

(2)
Establish procedures for the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal accounting controls, or auditing or related matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(3)
Review and discuss with management the Company’s major financial risk exposures, the Company’s policies relating to risk assessment and management and the steps management has taken to monitor and control such exposures.

(4)	Review and determine whether to approve in advance any proposed “related party” transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

 Reports

(1)	Prepare the report of the Audit Committee to be included in the Company’s annual proxy statement.

(2)
Report regularly to the Board (a) following meetings of the Audit Committee, (b) with respect to such other matters as are relevant to the Audit Committee’s discharge of its responsibilities, (c) with respect to such recommendations as the Audit Committee may deem appropriate, and (d) the Audit Committee’s conclusions with respect to the independent registered public accounting firm.  The report to the Board may take the form of an oral report by the Chairperson or any other member of the Audit Committee designated by the Audit Committee to make such report.

(3)	Maintain minutes and other records of meetings and activities of the Audit Committee, as appropriate under applicable law.

V. Annual Reviews

The Audit Committee shall perform a review and evaluation, at least annually, of the performance of the Audit Committee.  In addition, the Audit Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Corporate Governance Committee any improvements to this Charter that the Audit Committee considers necessary or appropriate.  The Audit Committee shall conduct such evaluation and reviews in such manner as it deems appropriate.